EXHIBIT 99.1

Steelcase Reports First Quarter Fiscal 2022 Results

  Orders grew 11% compared to prior year and 25% compared to fourth quarter, reflecting momentum as companies plan to return to the office
  Revenue increased 15% compared to prior year, with broad-based growth across all segments
  Price increases expected to begin offsetting significant inflationary pressures later in fiscal year
  Outlook for second quarter and remainder of year expects strengthening recovery driven by reopening of offices
  Dividend restored to pre-pandemic level of $0.145 per share

GRAND RAPIDS, Mich., June 23, 2021 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported first quarter revenue of $556.6 million and a net loss of $28.1 million, or $0.24 per share. In the prior year, Steelcase reported revenue of $482.8 million and a net loss of $38.1 million, or $0.33 per share and an adjusted loss of $0.18 per share.

Revenue increased 15 percent in the first quarter compared to the prior year, or 9 percent on an organic basis. In the prior year, all segments were impacted by government mandates in response to the COVID-19 pandemic which significantly limited the company's ability to manufacture and fulfill orders. The revenue growth was broad-based across all segments, with 13 percent growth in the Americas, 24 percent growth in EMEA and 15 percent growth in the Other category. On an organic basis, revenue grew 8 percent in the Americas, 13 percent in EMEA and 11 percent in the Other category.

Orders (adjusted for the impact of an acquisition and currency translation effects) grew 11 percent in the first quarter compared to the prior year, and average weekly order levels strengthened over the course of the quarter driven by the Americas. Orders grew 4 percent in the Americas, 44 percent in EMEA and 17 percent in the Other category compared to the prior year. On a sequential basis, orders grew 25 percent compared to the fourth quarter of fiscal 2021, led by 30 percent growth in the Americas and 22 percent growth in EMEA.

Revenue and order growth (decline) by segment

	Q1 2022 vs. Q1 2021			Q1 2022 vs. Q4 2021
	Revenue Growth	Organic Revenue Growth	Organic Order Growth	Organic Order Growth (Decline)

Americas	13%	8%	4%	30%
EMEA	24%	13%	44%	22%
Other category	15%	11%	17%	(1)%
Steelcase Inc.	15%	9%	11%	25%

"Our first quarter results were better than we expected, as our teams did a great job winning business and navigating multiple supply chain challenges while also continuing to maintain strong cost controls," said Jim Keane, president and CEO. "We are confident we are entering the recovery phase of this cycle as our backlog and project opportunity pipelines are building and many of our customers around the world are announcing plans to bring their employees back to the office over the summer."

The first quarter operating loss of $31.8 million represented an improvement of $20.5 million compared to $52.3 million in the prior year, which included a $17.6 million goodwill impairment charge within EMEA. The remaining improvement was driven by higher revenue across all segments, partially offset by $29.1 million of higher operating expenses. The Americas reported an operating loss of $15.0 million compared to $23.5 million in the prior year. EMEA reported an operating loss of $5.7 million compared to an operating loss of $24.6 million in the prior year, or an adjusted operating loss of $7.0 million. The Other category reported an operating loss of $5.3 million compared to $1.6 million in the prior year due to lower gross margins and higher operating expenses in Asia Pacific.

Gross margin of 27.8 percent in the first quarter represented an increase of 240 basis points compared to the prior year, with a 320 basis point improvement in the Americas, a 330 basis point improvement in EMEA and a 460 basis point decline in the Other category. The improvements in the Americas and EMEA were driven by the impact of the higher revenue, lower overhead costs and inefficiencies in the prior year related to labor cost utilization, partially offset by approximately $7 million of inflation, net of pricing benefits. The decline in the Other category was primarily driven by business mix, unfavorable currency impacts and higher logistics costs.

"The extraordinary inflationary pressures in the steel market, as well as increasing costs of logistics and many other commodities, impacted our first quarter gross margins across the world and are expected to continue impacting us for the next few quarters," said Dave Sylvester, senior vice president and CFO. "We expect to offset more of those inflationary costs later in our fiscal year, once our April price increase is more fully implemented and our recently announced August price increase begins to take effect."

Operating expenses of $186.5 million in the first quarter represented an increase of $29.1 million compared to the prior year, which included approximately $20 million of lower wage and benefit expenses as a result of temporary hour and pay reductions and a $2.6 million gain on the sale of land. The current year included an approximately $10 million benefit related to workforce reductions, which was more than offset by $5.7 million of higher variable compensation expense primarily due to the timing of when a portion of stock compensation expense was recorded in the prior year, $4 million of increased discretionary spending and $2.8 million from an acquisition.

Other income, net decreased by $4.8 million compared to the prior year, which included a $2.8 million gain related to additional proceeds from the partial sale of an unconsolidated affiliate in 2018.

The company recorded an income tax benefit of $10.7 million in the first quarter which reflected an effective tax rate of approximately 28 percent. In the prior year, the company recorded an income tax benefit of $16.7 million which reflected an effective tax rate of approximately 30 percent.

Total liquidity, comprised of cash and cash equivalents and the cash surrender value of company-owned life insurance, aggregated to $566.1 million at the end of the first quarter. Total debt was $483.7 million.

The Board of Directors has declared a quarterly cash dividend of $0.145 per share, to be paid on or before July 20, 2021, to shareholders of record as of July 6, 2021.

“Consistent with our growing confidence in the projected recovery of our revenue and earnings, we restored our quarterly cash dividend to its pre-pandemic level,” said Dave Sylvester. “In addition, we intend to enter into an agreement next week authorizing the repurchase of up to $50 million of our shares under Rule 10b5-1. These actions are consistent with our capital policy which targets reinvestment to support growth, a strong quarterly dividend and opportunistic share repurchases.”

Outlook

At the end of the first quarter, the company’s backlog of customer orders was approximately $624 million, which was 20 percent lower than the prior year, but approximately $175 million, or 39 percent higher than at the end of the fourth quarter. As a result, the company expects second quarter fiscal 2022 revenue to be in the range of $750 to $780 million. The company reported revenue of $818.8 million in the second quarter of fiscal 2021 which benefited from a strong beginning backlog as a result of the government mandated shutdowns in the first quarter of fiscal 2021. Adjusted for an acquisition and currency translation effects, the projected revenue translates to an expected organic decline of 8 to 11 percent compared to the second quarter of fiscal 2021.

The company expects to report earnings per share of between $0.25 to $0.30 for the second quarter of fiscal 2022. The estimate includes: (1) projected inflation, net of pricing benefits, of approximately $14 million as compared to the prior year, (2) projected operating expenses of between $180 to $185 million, net of a $15 million gain from an expected land sale, (3) projected interest expense, investment income and other income, net, of approximately $4 million, and (4) a projected effective tax rate of approximately 28 percent. Steelcase reported earnings per share of $0.47, and adjusted earnings per share of $0.55, in the second quarter of fiscal 2021.

For the second half of fiscal 2022, the company continues to target double-digit revenue growth compared to fiscal 2021, due to the broad economic recovery expected in most markets and the ongoing return of workers to offices around the world.

"Our outlook for the second quarter projects strong sequential revenue growth, and we expect to be profitable for the first half of the fiscal year," said Jim Keane. "We have already been seeing strong increases in customer visits, mock-ups and requests for proposals as customers restart previously planned projects. As their employees return to offices this summer, many other customers are assessing how they need to invest in their facilities to more fully support hybrid workplace strategies. We expect these investments will help support strong growth in the second half of our fiscal year."

Business Segment Results
(in millions)

	(Unaudited)
	Three Months Ended
	May 28, 2021	May 29, 2020	% Change

Revenue
Americas (1)	$376.3	$333.9	12.7%
EMEA (2)	123.6	99.5	24.2%
Other (3)	56.7	49.4	14.8%
Consolidated revenue	$556.6	$482.8	15.3%

Operating loss
Americas	$(15.0)	$(23.5)
EMEA	(5.7)	(24.6)
Other	(5.3)	(1.6)
Corporate (4)	(5.8)	(2.6)
Consolidated operating loss	$(31.8)	$(52.3)

Operating loss percent	(5.7)%	(10.8)%

Revenue mix
Americas	67.6%	69.2%
EMEA	22.2%	20.6%
Other	10.2%	10.2%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America, with a comprehensive portfolio of furniture, architectural and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Smith System, AMQ and Orangebox brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase, Orangebox and Coalesse brands, with a comprehensive portfolio of furniture, architectural and technology products.
  The Other category includes Asia Pacific and Designtex. Asia Pacific serves customers in Australia, China, India, Japan, Korea and other countries in Southeast Asia primarily under the Steelcase brand with a comprehensive portfolio of furniture, architectural and technology products. Designtex primarily sells textiles, wall coverings and surface imaging solutions specified by architects and designers directly to end-use customers through a direct sales force primarily in North America.
  Corporate costs include unallocated portions of shared service functions such as information technology, corporate facilities, finance, human resources, research, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.

QUARTER OVER QUARTER ORGANIC REVENUE GROWTH BY SEGMENT
Q1 2022 vs. Q1 2021
	Steelcase Inc.	Americas	EMEA	Other category

Q1 2021 revenue	$482.8	$333.9	$99.5	$49.4
Dealer acquisition	12.8	12.8	—	—
Currency translation effects*	13.7	1.9	10.1	1.7
Q1 2021 revenue, adjusted	509.3	348.6	109.6	51.1

Q1 2022 revenue	556.6	376.3	123.6	56.7
Organic growth $	$47.3	$27.7	$14.0	$5.6
Organic growth %	9%	8%	13%	11%

* Currency translation effects represent the estimated net effect of translating Q1 2021 foreign currency revenues using the average exchange rates during Q1 2022.

PROJECTED ORGANIC REVENUE DECLINE
Q2 2022 vs. Q2 2021
Steelcase Inc.

Q2 2021 revenue	$818.8
Dealer acquisition	13.1
Currency translation effects*	12.2
Q2 2021 revenue, adjusted	$844.1

Q2 2022 revenue, projected	$750 - 780
Organic decline $	$(94) - (64)
Organic decline %	(11%) - (8%)

* Currency translation effects represent the estimated net effect of translating Q2 2021 foreign currency revenues using the exchange rates at the end of Q1 2022.

ADJUSTED EARNINGS (LOSS) PER SHARE

	(Unaudited)
	Three Months Ended
	May 28, 2021	May 29, 2020
Diluted earnings (loss) per share	$(0.24)	$(0.33)
Goodwill impairment charge, per share	—	0.15
Adjusted earnings (loss) per share	$(0.24)	$(0.18)

PROJECTED ADJUSTED EARNINGS PER SHARE

	(Unaudited)
	Three Months Ended
	August 27, 2021 (Projected)	August 28, 2020
Diluted earnings per share	$0.25 - 0.30	$0.47
Restructuring costs, per share	—	0.13
Income tax effect of restructuring costs, per share	—	(0.05)
Adjusted earnings per share	$0.25 - 0.30	$0.55

Steelcase Inc.
	(Unaudited)
	Three Months Ended
	May 28, 2021		May 29, 2020
Revenue	$556.6	100.0%	$482.8	100.0%
Cost of sales	401.9	72.2	360.1	74.6
Gross profit	154.7	27.8	122.7	25.4
Operating expenses	186.5	33.5	157.4	32.6
Goodwill impairment charge	—	—	17.6	3.6
Operating loss	$(31.8)	(5.7)%	$(52.3)	(10.8)%
Interest expense	(6.4)	(1.1)	(7.3)	(1.6)
Investment income	0.2	—	0.8	0.2
Other income (expense), net	(0.8)	(0.2)	4.0	0.8
Loss before income tax benefit	(38.8)	(7.0)	(54.8)	(11.4)
Income tax benefit	(10.7)	(2.0)	(16.7)	(3.5)
Net loss	$(28.1)	(5.0)%	$(38.1)	(7.9)%

Operating loss	$(31.8)	(5.7)%	$(52.3)	(10.8)%
Add: goodwill impairment charge	—	—	17.6	3.6
Adjusted operating loss	$(31.8)	(5.7)%	$(34.7)	(7.2)%

Americas
	(Unaudited)
	Three Months Ended
	May 28, 2021		May 29, 2020
Revenue	$376.3	100.0%	$333.9	100.0%
Cost of sales	272.5	72.4	252.3	75.6
Gross profit	103.8	27.6	81.6	24.4
Operating expenses	118.8	31.6	105.1	31.4
Operating loss	$(15.0)	(4.0)%	$(23.5)	(7.0)%

EMEA
	(Unaudited)
	Three Months Ended
	May 28, 2021		May 29, 2020
Revenue	$123.6	100.0%	$99.5	100.0%
Cost of sales	89.5	72.4	75.3	75.7
Gross profit	34.1	27.6	24.2	24.3
Operating expenses	39.8	32.2	31.2	31.3
Goodwill impairment charge	—	—	17.6	17.7
Operating loss	$(5.7)	(4.6)%	$(24.6)	(24.7)%
Add: goodwill impairment charge	—	—	17.6	17.7
Adjusted operating loss	$(5.7)	(4.6)%	$(7.0)	(7.0)%

Other category
	(Unaudited)
	Three Months Ended
	May 28, 2021		May 29, 2020
Revenue	$56.7	100.0%	$49.4	100.0%
Cost of sales	39.9	70.4	32.5	65.8
Gross profit	16.8	29.6	16.9	34.2
Operating expenses	22.1	38.9	18.5	37.4
Operating loss	$(5.3)	(9.3)%	$(1.6)	(3.2)%

Corporate
	(Unaudited)
	Three Months Ended
	May 28, 2021	May 29, 2020
Operating expenses	$(5.8)	$(2.6)

Webcast
Steelcase will discuss first quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of operations, balance sheets or statements of cash flows of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The non-GAAP financial measures used within this earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding estimated currency translation effects and the impacts of acquisitions and divestitures; (2) adjusted earnings (loss) per share, which represents earnings (loss) per share excluding (a) goodwill impairment charges and (b) restructuring costs and related tax effects; and (3) adjusted operating income (loss), which represents operating income (loss) excluding goodwill impairment charges. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, the company. Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," "target" or other similar words, phrases or expressions. Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; cyberattacks; the COVID-19 pandemic and the actions taken by various governments and third parties to combat the pandemic; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
Leading organizations around the world trust Steelcase to help them create workplaces that help people feel safe and are productive, inspiring and adaptable with our architecture, furniture and technology solutions – accessible through a network of channels, including over 800 Steelcase dealer locations. Steelcase is a global, industry-leading, and publicly traded company with fiscal 2021 revenue of $2.6 billion. For more information, visit www.steelcase.com.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended
	May 28, 2021	May 29, 2020
Revenue	$556.6	$482.8
Cost of sales	401.9	360.1
Gross profit	154.7	122.7
Operating expenses	186.5	157.4
Goodwill impairment charge	—	17.6
Operating loss	(31.8)	(52.3)
Interest expense	(6.4)	(7.3)
Investment income	0.2	0.8
Other income (expense), net	(0.8)	4.0
Loss before income tax benefit	(38.8)	(54.8)
Income tax benefit	(10.7)	(16.7)
Net loss	$(28.1)	$(38.1)

Earnings (loss) per share:
Basic	$(0.24)	$(0.33)
Diluted	$(0.24)	$(0.33)
Weighted average shares outstanding - basic	118.3	117.3
Weighted average shares outstanding - diluted	118.3	117.3

Dividends declared and paid per common share	$0.100	$0.070

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	May 28, 2021	February 26, 2021
ASSETS
Current assets:
Cash and cash equivalents	$397.2	$489.8
Accounts receivable	269.4	279.0
Allowance for doubtful accounts	(9.1)	(8.7)
Inventories	227.6	193.5
Prepaid expenses	24.9	20.9
Income taxes receivable	59.0	49.5
Other current assets	23.1	21.4
Total current assets	992.1	1,045.4

Property, plant and equipment, net of accumulated depreciation of $1,079.5 and $1,063.2	412.3	410.8
Company-owned life insurance ("COLI")	168.9	169.5
Deferred income taxes	115.3	113.3
Goodwill	218.4	218.1
Other intangible assets, net of accumulated amortization of $77.0 and $73.3	86.8	90.4
Investments in unconsolidated affiliates	51.3	51.5
Right-of-use operating lease assets	216.8	225.4
Other assets	27.7	29.6
Total assets	$2,289.6	$2,354.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$199.3	$181.3
Short-term borrowings and current portion of long-term debt	5.0	4.7
Current operating lease obligations	43.3	43.8
Accrued expenses:
Employee compensation	61.7	90.1
Employee benefit plan obligations	15.6	24.9
Accrued promotions	25.2	27.8
Customer deposits	42.2	33.7
Other	105.9	108.7
Total current liabilities	498.2	515.0

Long-term liabilities:
Long-term debt less current maturities	478.7	479.2
Employee benefit plan obligations	144.9	152.9
Long-term operating lease obligations	191.2	199.5
Other long-term liabilities	46.3	46.9
Total long-term liabilities	861.1	878.5
Total liabilities	1,359.3	1,393.5

Shareholders’ equity:
Additional paid-in capital	21.3	12.5
Accumulated other comprehensive income (loss)	(38.8)	(40.0)
Retained earnings	947.8	988.0
Total shareholders’ equity	930.3	960.5
Total liabilities and shareholders’ equity	$2,289.6	$2,354.0

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Three Months Ended
	May 28, 2021	May 29, 2020
OPERATING ACTIVITIES
Net loss	$(28.1)	$(38.1)
Depreciation and amortization	20.7	22.5
Goodwill impairment charge	—	17.6
Deferred income taxes	(2.3)	12.4
Non-cash stock compensation	13.1	8.0
Equity in income of unconsolidated affiliates	(1.3)	(1.8)
Dividends received from unconsolidated affiliates	1.5	0.7
Other	(2.6)	(2.8)
Changes in operating assets and liabilities:
Accounts receivable	10.1	115.8
Inventories	(34.2)	(32.8)
Other assets	(14.1)	(28.0)
Accounts payable	17.8	(87.8)
Employee compensation liabilities	(36.0)	(137.2)
Employee benefit obligations	(18.1)	(33.2)
Customer deposits	8.4	94.9
Accrued expenses and other liabilities	1.5	(3.6)
Net cash used in operating activities	(63.6)	(93.4)

INVESTING ACTIVITIES
Capital expenditures	(18.4)	(9.4)
Other	5.4	6.7
Net cash used in investing activities	(13.0)	(2.7)

FINANCING ACTIVITIES
Dividends paid	(12.1)	(8.4)
Common stock repurchases	(4.3)	(42.3)
Borrowings on global committed bank facility	—	250.0
Repayments on global committed bank facility	—	(5.0)
Other	(0.4)	(0.6)
Net cash provided by (used in) financing activities	(16.8)	193.7
Effect of exchange rate changes on cash and cash equivalents	0.3	(1.3)
Net increase (decrease) in cash, cash equivalents and restricted cash	(93.1)	96.3
Cash and cash equivalents and restricted cash, beginning of period (1)	495.6	547.1
Cash and cash equivalents and restricted cash, end of period (2)	$402.5	$643.4

(1)   These amounts include restricted cash of $5.8 and $6.1 as of February 26, 2021 and February 28, 2020, respectively.

(2)   These amounts include restricted cash of $5.3 and $5.9 as of May 28, 2021 and May 29, 2020, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims.  Restricted cash is included as part of Other assets in the Condensed Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Mike O'Meara
Investor Relations
(616) 246 - 4251

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505

Source: Steelcase Inc.

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